Exhibit 99.1

Atkore Inc. Announces Fourth Quarter 2024 Results

Fourth-Quarter Highlights
•Net sales decreased by $81.6 million versus prior year period to $788.3 million
•Net income decreased by $67.8 million versus prior year period to $73.1 million; Adjusted EBITDA decreased by $91.8 million versus prior year period to $140.2 million
•Net income per diluted share decreased to $2.02 from $3.63 in prior year period; Adjusted net income per diluted share decreased to $2.43 from $4.21 in prior year period

Fiscal 2024 Highlights
•Net sales decreased $316.7 million versus prior year period to $3,202.1 million
•Net income decreased by $217.0 million versus prior year to $472.9 million; Adjusted EBITDA decreased to $771.7 million from $1,042.1 million in prior year
•Net income per diluted share decreased to $12.69 from $17.27 in prior year; Adjusted net income per diluted share decreased to $14.48 from $19.40 in prior year
•Net cash provided by operating activities of $549.0 million; Free Cash Flow of $399.2 million
•Repurchased $381.0 million in outstanding shares and paid dividends totaling $34.5 million

Additional Highlights
•On November 18, 2024, The Board of Directors declared a quarterly cash dividend of $0.32 per share of common stock payable on December 16, 2024, to stockholders of record on December 6, 2024
•Full-year 2025 Net sales expected to be in the range of $2.9 - $3.2 billion
•Full-year 2025 Adjusted EBITDA outlook of $475 - $525 million; Full-year Adjusted net income per diluted share outlook of $7.80 - $8.90

HARVEY, IL. — November 21, 2024 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2024 full year and fourth quarter ended September 30, 2024 (“fourth quarter”).

“Atkore achieved annual volume growth of 3.5% with contributions from each of our key product categories in fiscal 2024,” said Bill Waltz, Atkore President and Chief Executive Officer. “Given the expected decline in net sales and profitability this year, we remained focused on executing our strategic initiatives which we believe will further strengthen our Company for the long-term. Our cash flow generation and disciplined approach to capital allocation are two of Atkore’s greatest strengths. I am proud to say that since declaring our first quarterly dividend earlier in the year, Atkore returned approximately 75% of cash generated from operating activities to shareholders in the form of dividends and share repurchases.”

Waltz continued, “As we end our year and look forward, we are encouraged by the prospects of secular trends for which we have an opportunity to participate. We are mindful of the challenges we face in certain markets, and the competitive landscape in which we operate as we find opportunities to be the customer’s first choice.”

Exhibit 99.1

2024 Fourth Quarter Results

	Three Months Ended
(in thousands)	September 30, 2024	September 30, 2023	Change	Change %
Net sales
Electrical	$564,535	$649,787	$(85,252)	(13.1)%
Safety & Infrastructure	224,507	220,239	4,268	1.9%
Eliminations	(746)	(137)	(609)	444.5%
Consolidated operations	$788,296	$869,889	$(81,593)	(9.4)%

Net income	$73,119	$140,925	$(67,806)	(48.1)%

Adjusted EBITDA
Electrical	$145,662	$237,577	$(91,915)	(38.7)%
Safety & Infrastructure	14,898	15,139	(241)	(1.6)%
Unallocated	(20,410)	(20,738)	328	(1.6)%
Consolidated operations	$140,150	$231,978	$(91,828)	(39.6)%

Net sales for the fourth quarter of 2024 decreased to $788.3 million, a decrease of 9.4% compared to $869.9 million for the prior-year period. The decrease was primarily due to lower average selling prices of $104.1 million as the result of expected pricing normalization and the economic value of solar tax credits to be transferred to certain customers of $5.4 million. These decreases were partially offset by higher sales volume of $26.9 million.

Gross profit decreased by $85.4 million to $216.1 million for the fourth quarter of 2024, as compared to $301.5 million for the prior-year period. Gross margins decreased from 34.7% in the prior year period to 27.4%. Gross profit and gross profit margin decreased primarily due to declines in average selling prices of $104.1 million, partially offset by slower declines in raw material costs of $2.2 million.

Net income decreased $67.8 million to $73.1 million for the fourth quarter of 2024, as compared to $140.9 million for the prior-year period, due to lower operating income of $87.4 million, partially offset by decreased income taxes of $20.8 million. Adjusted net income decreased $74.4 million to $86.6 million compared to $161.0 million for the prior-year period.

Adjusted EBITDA decreased $91.8 million, or 39.6%, to $140.2 million for the fourth quarter of 2024, as compared to $232.0 million for the prior-year period. Net income margin decreased from 16.2% in the prior-year period to 9.3% and Adjusted EBITDA Margin decreased 890 basis points from 26.7% to 17.8%.

Net income per diluted share was $2.02 for the fourth quarter of 2024, a decrease of $1.61 from the prior-year period. Adjusted net income per diluted share was $2.43 per share for the fourth quarter of 2024 compared to $4.21 for the prior-year period.

Exhibit 99.1

Segment Results

Electrical

Electrical net sales decreased $85.3 million, or 13.1%, to $564.5 million for the fourth quarter of 2024, as compared to $649.8 million for the prior-year period. The decrease in net sales is primarily attributed to decreased average selling prices of $97.3 million as a result of expected pricing normalization partially offset by increased volume of $10.9 million.

Adjusted EBITDA decreased $91.9 million, or 38.7%, to $145.7 million for the fourth quarter of 2024, as compared to $237.6 million for the prior-year period, and Adjusted EBITDA Margin decreased from 36.6% to 25.8%. The decrease in Adjusted EBITDA was largely due to lower average selling prices over input costs.

Safety & Infrastructure

Safety & Infrastructure net sales increased $4.3 million, or 1.9%, to $224.5 million for the fourth quarter of 2024, as compared to $220.2 million for the prior-year period. The increase is attributed to higher volumes of $16.0 million partially offset by lower average selling prices of $6.8 million and the economic value of solar tax credits to be transferred to certain customers of $5.4 million.

Adjusted EBITDA decreased $0.2 million, or 1.6%, to $14.9 million for the fourth quarter of 2024, as compared to $15.1 million for the prior-year period. Adjusted EBITDA Margin decreased from 6.9% to 6.6%. The Adjusted EBITDA and Adjusted EBITDA Margin were marginally consistent with the prior year quarter.

Fiscal 2024 Full-Year Results

Net sales for fiscal 2024 decreased $316.7 million to $3,202.1 million, a decrease of 9.0%, compared to $3,518.8 million for fiscal 2023. The decrease in net sales is primarily attributed to decreased average selling prices of $406.1 million, the economic value of solar tax credits to be transferred to certain customers of $38.3 million. These decreases are partially offset by increased sales volume of $122.6 million across varying product categories within both the Electrical and the Safety & Infrastructure segments.

Gross profit for fiscal 2024 decreased $261.7 million to $1,077.8 million, a decrease of 19.5%, compared to $1,339.5 million for fiscal 2023. Gross margin decreased to 33.7% in fiscal 2024 compared to 38.1% in fiscal 2023 due to declines in average selling prices of $406.1 million, partially offset by slower declines in the input costs of steel, copper and PVC resin of $103.1 million and the net benefit of solar tax credits of $45.7 million.

Net income decreased $217.0 million to $472.9 million for fiscal 2024, as compared to $689.9 million for fiscal 2023. Adjusted net income decreased $230.1 million to $532.9 million for fiscal 2024 compared to $763.0 million for fiscal 2023. The decrease in both net income and adjusted net income was primarily driven by lower operating income of $268.7 million partially offset by lower income tax of $46.0 million.

Adjusted EBITDA decreased $270.4 million or 25.9%, to $771.7 million for fiscal 2024, as compared to $1,042.1 million for fiscal 2023. The decrease was primarily due to lower operating income.

Net income per diluted share on a GAAP basis was $12.69 for fiscal 2024, a decrease of $4.58 from fiscal 2023. Adjusted net income per diluted share was $14.48 for fiscal 2024 compared to $19.40 for fiscal 2023.

Exhibit 99.1

Liquidity & Capital Resources

During fiscal 2024, operating activities provided $549.0 million of cash, compared to $807.6 million during fiscal year 2023. Free cash flow decreased to $399.2 million for fiscal 2024 from $588.7 million in fiscal year 2023. The decrease in cash provided by operating activities was primarily driven by lower operating income of $268.7 million and tax impacts of $6.5 million, partially offset by less cash used in working capital of $5.2 million and higher depreciation and amortization of $15.4 million. The decrease in free cash flow was primarily due to the factors above partially offset by less capital expenditures during fiscal 2024 of $69.0 million when compared to the prior fiscal year.

During fiscal 2024, the Board of Directors approved a new quarterly dividend program to be added to the Company’s capital deployment model. Dividends were declared and paid during the year totaling $34.5 million. Additionally, the Board of Directors approved a new share repurchase plan that authorized the Company to repurchase up to $500.0 million of its outstanding stock. During fiscal 2024, the Company repurchased $381.0 million of its outstanding stock, which exhausted the authorization of previously approved plans and leaving a $428.1 million of authorization remaining on the current plan.

Outlook and Targets1

Fiscal 2025 First Quarter - The Company expects the first quarter of fiscal 2025 Adjusted EBITDA to be in the range of $95 - $105 million and Adjusted net income per diluted share to be in the range of $1.45 - $1.65.

Fiscal 2025 Full Year - The Company expects fiscal year 2025 Adjusted EBITDA to be in the range of $475 - $525 million and Adjusted net income per diluted share to be in the range of $7.80 - $8.90.

The Company notes that the outlook and target information provided may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information

Atkore management will host a conference call today, November 21, 2024, at 8 a.m. Eastern time, to discuss the Company’s financial results, provide a business update and long-term financial targets. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until December 5, 2024. The replay can be accessed by dialing (800) 770-2030, or for international callers, (609) 800-9909. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.

1 Reconciliations of the forward-looking full-year and fiscal first quarter outlook and target for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Accordingly, we are relying on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K to exclude these reconciliations.

Exhibit 99.1

About Atkore Inc.

Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,600 employees and $3.2B in sales in fiscal year 2024, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com.

Media Contact:

Lisa Winter
Vice President - Communications
708-225-2453
AtkoreCommunications@atkore.com
Investor Contact:

Matthew Kline
Vice President - Treasury and Investor Relations
708-225-2116
Investors@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 21, 2024 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (COVID-19) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases

Exhibit 99.1

in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; failure to generate the significant amount of cash needed to pay dividends; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on

Exhibit 99.1

extinguishment of debt, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, loss on assets held for sale, restructuring costs and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, loss on assets held for sale, intangible asset amortization, gain on purchase of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of gain (loss) on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net sales	$788,296	$869,889	$3,202,053	$3,518,761
Cost of sales	572,227	568,424	2,124,214	2,179,260
Gross profit	216,069	301,465	1,077,839	1,339,501
Gross Margin	27.4%	34.7%	33.7%	38.1%
Selling, general and administrative	100,397	97,008	397,544	388,206
Intangible asset amortization	13,607	15,027	55,511	57,804
Operating income	102,065	189,430	624,784	893,491
Interest expense, net	9,526	8,588	35,584	35,232
Other expense (income), net	661	380	1,963	7,969
Income before income taxes	91,878	180,462	587,237	850,290
Income tax expense	18,759	39,537	114,365	160,391
Net income	$73,119	$140,925	$472,872	$689,899

Net income per share
Basic	$2.04	$3.68	$12.83	$17.51
Diluted	$2.02	$3.63	$12.69	$17.27

ATKORE INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2024	September 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$351,385	$388,114
Accounts receivable, less allowance for current and expected credit losses of $6,322 and $5,179, respectively	489,926	559,854
Inventories, net	524,695	493,852
Prepaid expenses and other current assets	158,382	96,670
Total current assets	1,524,388	1,538,490
Property, plant and equipment, net	652,093	559,041
Intangible assets, net	340,431	394,372
Goodwill	314,000	311,106
Right-of-use assets, net	180,656	120,747
Deferred income taxes	554	546
Other long-term assets	9,281	10,707
Total Assets	$3,021,403	$2,935,009
Liabilities and Equity
Current Liabilities:
Accounts payable	$262,201	$292,734
Income tax payable	2,000	6,322
Accrued compensation and employee benefits	44,723	45,576
Customer liabilities	108,782	121,576
Lease obligations	22,038	16,230
Other current liabilities	71,122	82,166
Total current liabilities	510,866	564,604
Long-term debt	764,838	762,687
Long-term lease obligations	164,328	105,517
Deferred income taxes	26,574	22,346
Other long-term liabilities	14,897	11,736
Total Liabilities	1,481,503	1,466,890
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 34,859,033 and 37,317,893 shares issued and outstanding, respectively	350	374
Additional paid-in capital	509,254	506,783
Retained earnings	1,049,390	994,902
Accumulated other comprehensive loss	(19,094)	(33,940)
Total Equity	1,539,900	1,468,119
Total Liabilities and Equity	$3,021,403	$2,935,009

ATKORE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2024	September 30, 2023
Operating activities
Net income	$472,872	$689,899
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	121,018	115,524
Amortization of debt issuance costs and original issue discount	2,151	2,151
Deferred income taxes	3,369	12,860
Provision for losses on accounts receivable and inventory	5,096	5,269
Stock-based compensation expense	20,300	21,101
Amortization of right of use asset	30,194	20,321
Other adjustments to net income	(1,076)	7,481
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	72,732	(30,278)
Inventories	(31,920)	(42,419)
Prepaid expenses and other current assets	(18,610)	(11,152)
Accounts payable	(37,558)	32,298
Income taxes	(46,163)	(3,088)
Accrued and other liabilities	(48,691)	(10,176)
Other, net	5,319	(2,157)
Net cash provided by operating activities	549,033	807,634
Investing activities
Capital expenditures	(149,861)	(218,888)
Proceeds from sale of properties, plant and equipment	1,561	123
Acquisitions of businesses, net of cash acquired	(6,036)	(83,385)
Net cash used for investing activities	(154,336)	(302,150)
Financing activities
Issuance of common stock, net of taxes withheld	(17,824)	(14,428)
Repurchase of common stock	(381,040)	(491,033)
Dividends paid to shareholders	(34,461)	—
Finance lease payments	(1,957)	(1,320)
Net cash used for financing activities	(435,282)	(506,781)
Effects of foreign exchange rate changes on cash and cash equivalents	3,856	661
Increase (decrease) in cash and cash equivalents	(36,729)	(637)
Cash and cash equivalents at beginning of period	388,114	388,751
Cash and cash equivalents at end of period	$351,385	$388,114

(in thousands)	September 30, 2024	September 30, 2023
Supplementary Cash Flow information
Interest paid	$47,099	43,670
Income taxes paid, net of refunds	66,369	150,934
Capital expenditures, not yet paid	12,848	7,893
Acquisitions of businesses, not yet paid	—	13,625
Operating cash flows from cash paid on operating lease liabilities	18,526	15,155
Operating lease right-of-use assets obtained in exchange for lease liabilities	73,294	63,644

Free Cash Flow:
Net cash provided by operating activities	549,033	807,634
Capital expenditures	(149,861)	(218,888)
Free Cash Flow:	399,172	588,746

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income	$73,119	$140,925	$472,872	$689,899
Income tax expense	18,759	39,537	114,365	160,391
Depreciation and amortization	32,611	30,853	121,018	115,524
Interest expense, net	9,526	8,588	35,584	35,232
Stock-based compensation	6,027	3,001	20,300	21,101
(Gain) loss on assets held for sale	591	(86)	733	7,477
Transaction costs	35	35	140	968
Other (a)	(518)	9,125	6,701	11,535
Adjusted EBITDA	$140,150	$231,978	$771,713	$1,042,127

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans, certain legal matters, restructuring charges, and related forward currency derivatives.

The following table presents calculations of Adjusted EBITDA Margin for Atkore Inc. for the periods presented:

	Three Months Ended				Fiscal Year Ended
(in thousands)	September 30, 2024	September 30, 2023	Change	% Change	September 30, 2024	September 30, 2023	Change	% Change
Net sales	$788,296	$869,889	$(81,593)	(9.4)%	$3,202,053	$3,518,761	$(316,708)	(9.0)%
Adjusted EBITDA	$140,150	$231,978	$(91,828)	(39.6)%	$771,713	$1,042,127	$(270,414)	(25.9)%
Adjusted EBITDA Margin	17.8%	26.7%			24.1%	29.6%

ATKORE INC.
SEGMENT INFORMATION

The following tables represent calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three Months Ended
	September 30, 2024			September 30, 2023
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$564,535	$145,662	25.8%	$649,787	$237,577	36.6%
Safety & Infrastructure	224,507	$14,898	6.6%	220,239	$15,139	6.9%
Eliminations	(746)			(137)
Consolidated operations	$788,296			$869,889

	Fiscal Year Ended
	September 30, 2024			September 30, 2023
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$2,354,978	$728,341	30.9%	$2,675,074	$1,004,853	37.6%
Safety & Infrastructure	849,077	$89,982	10.6%	844,158	$103,231	12.2%
Eliminations	(2,002)			(471)
Consolidated operations	$3,202,053			$3,518,761

ATKORE INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income	$73,119	$140,925	$472,872	$689,899
Stock-based compensation	6,027	3,001	20,300	21,101
Intangible asset amortization	13,607	15,027	55,511	57,804
(Gain) loss on assets held for sale	591	(86)	733	7,477
Other (a)	(2,201)	8,888	3,464	11,058
Pre-tax adjustments to net income	18,024	26,830	80,008	97,440
Tax effect	(4,506)	(6,708)	(20,002)	(24,360)
Adjusted net income	$86,637	$161,047	$532,878	$762,979

Weighted-Average Diluted Common Shares Outstanding	35,668	38,251	36,789	39,328
Net income per diluted share (b)	$2.02	$3.63	$12.69	$17.27
Adjusted net income per diluted share (c)	$2.43	$4.21	$14.48	$19.40
(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.
(b) The Company calculates basic and diluted net income per common share using the two-class method. Under the two-class method, net earnings are allocated to each class of common stock and participating securities as if all the net earnings for the period had been distributed. The Company's participating securities consist of share-based payment awards that contain a non-forfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common stockholders. Included within the calculation of net income per diluted share is 6,135 and 10,637 of undistributed earnings allocated to participating securities for fiscal years ended 2024 and 2023. Included within the calculation of net income per diluted share is See Note 8, “Earnings Per Share” in our Annual Report on Form 10-K.
(c) Adjusted net income per diluted share is calculated by taking adjusted net income and divided by the weighted-average diluted common shares outstanding.

ATKORE INC.
NET DEBT

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

(in thousands)	September 30, 2024	September 30, 2023	September 30, 2022
Long-term debt	$764,838	$762,687	$760,537
Total Debt	764,838	762,687	760,537
Less cash and cash equivalents	351,385	388,114	388,751
Net Debt	$413,453	$374,573	$371,786

Adjusted EBITDA	$771,713	$1,042,127	$1,341,790